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                                                                EXHIBIT 10(b) ii

July 2, 1998


Mr. Hugh Morton
20 Beacon Hill Drive
Saratoga Springs, NY  12866

Dear Hugh:

I am delighted to offer you the position of Executive Vice President for Great Lakes Chemical Corporation and President of the Polymer Additives Business Unit. This position will have leadership and "P&L" responsibilities for this business unit on a global basis. Your bi-weekly base salary will be $11,923. As Executive Vice President/President of Polymer Additives, you will report directly to me. Upon approval of the Board of Directors, you will be named an Officer of the company. Your office will be located in Indianapolis, Indiana.

In addition to your base salary, you will be eligible to participate in the Company's Management Incentive Compensation Plan (MICP). Your targeted participation level in this bonus program will be established at 60% of your annual base salary. Your 1998 eligibility will be prorated based upon your starting date. With regard to future payouts, your bonus award could be higher or lower than the targeted percentage, based upon the performance of the Corporation as well as your own individual performance level.

In addition, you will receive 35,000 restricted stock units (no dividends or voting rights until fully vested) based on the attached Agreement for Restricted Stock Unit Grant to Hugh Morton. Five thousand (5,000) of these units will "cliff" vest three (3) years from the date of grant; five thousand (5,000) more of these units will "cliff" vest four (4) years from the date of the grant; and another five thousand (5,000) will "cliff" vest five (5) years from the date of grant. An additional ten thousand (10,000) shares will "cliff" vest ten (10) years from the date of grant. Finally, an additional ten thousand (10,000) shares will "cliff" vest on the latter of (i) the twelfth anniversary of the grant date or (ii) at retirement pursuant to the Company's retirement policies, as amended from time to time.

Further, upon your hire date, you will be granted a stock option for thirty thousand (30,000) shares of Great Lakes common stock under the terms and conditions of the 1993 Employee Stock Compensation Plan, as amended. A Plan Document explaining the provisions of the Plan will be provided during your
first week of employment.   I will also nominate you, based upon individual
performance levels, contributions and results, for additional shares of Great Lakes common stock under the 1993 Plan (and/or successor Plans) on an annual basis.

You will be eligible to participate in the Company's benefit programs associated with full-time employment (according to the terms and conditions contained in such programs). In addition, you will be eligible to participate in five (5) executive benefit programs:


o    Supplemental Retirement Plan
o    Supplemental Savings Plan
o    Deferred Compensation Plan
o    Supplemental Long Term Disability Plan
o    Split Dollar Life Insurance


Various coverages are subject to applicable medical requirements. Again, the details of all the above benefit plans will be provided to you during your first week of employment.


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You will be provided a Change In Control (CIC) Agreement at 3x's your annualized earnings and you will be eligible under our Executive Severance Plan according to the terms and conditions contained within that Plan. However, if prior to your eligibility to participate in the Severance Plan, you terminate employment under conditions that would, if you were a participant, give rise to compensation pursuant to the terms of the Severance Plan, you will be provided with compensation and benefits equivalent to the compensation and benefits that you would have been paid and provided under the Severance Plan had you been a participant.

You will be entitled to four (4) weeks of vacation per year with a pro-rated amount applied to the remainder of 1998. You will be eligible to participate in our Executive Automobile Policy. The maximum company contribution towards the purchase of an automobile is currently $55,000. A copy of the policy will be provided to you.

Great Lakes Chemical Corporation utilizes Prudential Relocation Services. Upon acceptance of this offer, you will be eligible for our Executive Relocation Package, and Prudential will be contacted to begin the relocation process.

As with all of our employment relationships, your employment status will be that of an "at will" employee of Great Lakes Chemical Corporation.

In addition, Great Lakes has a Drug and Alcohol Awareness and Testing Policy by which you will be expected to abide. This offer is conditional upon your submitting to a pre-employment drug test. You may contact Symea Black in our Human Resources group at (765) 497-6028 in order to schedule an appointment. The Pre-employment Consent for Drug Testing and Record Release form must be signed and the original returned to the Human Resources Department. A self addressed envelope is enclosed for your convenience in order to return this form.

Hugh, I believe that this organization can do great things. I believe just as firmly that your contributions can add to and accelerate this process. I know you can, and will, make great contributions and have some fun in your career adventure at Great Lakes. I want you to join me in these endeavors!

Now, lets get together and get some wins!

Regards,



Mark P. Bulriss
President & CEO